Exhibit 99.4

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is made and entered into as of the 1st day of October, 2007 (the “Effective Date”) by and among Clarient, Inc.(“Clarient”), Safeguard Scientifics, Inc., Clarient’s majority shareholder (“Safeguard”) and Michael Pellini (“Executive” and, together with Clarient and Safeguard, the “Parties”).

WHEREAS, Executive is currently an employee of Safeguard;

WHEREAS, Executive has been providing certain consulting services to Clarient since September 4, 2007, while remaining employed by Safeguard;

WHEREAS, the Parties have agreed that Executive will assume, as of the Effective Date, the role of Chief Operating Officer (“COO”) while continuing to remain employed by Safeguard; and

WHEREAS, Clarient wishes to reimburse Safeguard and Executive, as applicable, for certain costs associated with (i) the consulting services provided to Clarient by Executive from September 4, 2007 through the Effective Date (the “Pre-Term Period”), and (ii) Executive’s relocation to California and employment by Safeguard while Executive provides such services to Clarient pursuant to this Agreement.

NOW THEREFORE, in consideration of the mutual promises of the Parties contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1.           Term. Subject to the provisions for earlier termination contained in Section 5 below, Executive shall provide services to Clarient hereunder for a term (the “Term”) commencing on the Effective Date and ending on June 30, 2008, unless extended by mutual written agreement of the Parties. Notwithstanding the foregoing and as further detailed in Section 3 below, in respect of the Pre-Term Period, Clarient shall reimburse Safeguard or, as applicable, Executive, in either case, to the extent not previously reimbursed by Clarient, for any applicable expenses described in Section 3 below which, if incurred during the Term (and if Executive had acted as Clarient’s COO during the Pre-Term Period), would have been reimbursable in respect of services provided by Executive to Clarient.

2.           Services. During the Term, Executive shall continue to provide operational assistance to Clarient as directed from time to time by Clarient’s Chief Executive Officer (“CEO”) and its Board of Directors and, as of the Effective Date, shall additionally be named as Clarient’s COO, with the duties and responsibilities normally associated with this position. During the Term, Executive shall generally devote his full business time and attention to providing services to Clarient in the aforementioned capacities and shall report to Clarient’s CEO. Notwithstanding the foregoing, Executive shall be permitted to devote such portion of his business time as may be reasonably necessary to fulfill ongoing obligations associated with his continuing employment by Safeguard, provided that time devoted to any such obligations does not materially interfere with Executive’s performance of his obligations hereunder. Executive shall work at Clarient’s  principal offices located in Alisa Viejo, California, except for travel to other locations as may be necessary to fulfill Executive’s responsibilities hereunder.

3.           Reimbursement of Expenses. Clarient shall pay the following reimbursements to Safeguard or Executive, as applicable, in respect of expenses incurred in connection with services rendered by Executive:

a.         Salary. Clarient shall reimburse Safeguard for base salary actually paid to Executive by Safeguard during the Pre-Term Period and the Term, which base salary shall be payable to Executive at an annualized rate of $250,000, subject to increases commensurate with periodic salary increases afforded to Clarient’s senior executives generally, it being understood and agreed by the Parties that any base salary paid by Safeguard to Executive in excess of the foregoing amount (as may be adjusted in accordance with the foregoing) shall be paid at Safeguard’s sole expense and shall not be reimbursable by Clarient. Notwithstanding anything herein to the contrary, any base salary reimbursements made pursuant to this Agreement shall be reduced on an equitable basis for business time expended by Executive in the performance of duties or responsibilities other than those required by his role as Clarient’s COO, as reasonably determined by the Parties (“Outside Duties”).

b.        Annual Bonus. In respect of each partial calendar year occurring during the Term, Clarient shall reimburse Safeguard in an amount equal to the lesser of: (i) the amount Executive would have earned from Clarient as an annual bonus in respect of such partial calendar year (pro-rated to reflect the partial calendar year), determined by reference to performance metrics reflecting Executive’s performance of services for Clarient and consistent with those metrics applicable generally to senior executives of Clarient, as reasonably approved by Safeguard; and (ii) the annual bonus actually paid to Executive in respect of such calendar year by Safeguard. The Parties agree and acknowledge that, (A) any annual bonus paid to Executive by Safeguard in excess of amounts that may become payable pursuant to Section 3(b)(i) shall be paid at Safeguard’s sole expense and shall not be reimbursable by Clarient, and (B) the amount described in Section 3(b)(i) shall be equitably reduced to the extent that Executive expends business time during the Term in the performance of Outside Duties.

c.         Benefits. Clarient shall reimburse Safeguard for the actual cost of the employer-paid portion of premiums related to health and welfare benefits provided to Executive and his dependents during the Pre-Term Period and the Term, as such benefit coverages are in effect on the Effective Date, subject to plan changes generally affecting senior executives of Safeguard.

d.        Additional Expenses. Clarient shall reimburse Safeguard, or Executive directly, as determined by the Parties, (i) for costs actually incurred by Executive during the Pre-Term Period and the Term for rent and household utilities in California in an amount not to exceed $8,500 per month in the aggregate; (ii) for costs actually incurred by Executive during the Pre-Term Period and/or the Term in connection with the relocation of Executive’s vehicle(s), household goods, family and family’s personal effects, in each case, from Pennsylvania to California and then back to Pennsylvania at the end of the Term, in an amount not to exceed $10,000 in the aggregate; and (iii) in a one-time amount equal to $10,000 representing a portion of amounts previously expended by Executive for his childrens’ tuition in Pennsylvania.

e.         Employment Taxes. Clarient shall reimburse Safeguard for the employer-paid portion of any employment taxes actually incurred by Safeguard during the Pre-Term Period and the Term in respect of compensation paid to Executive that is reimbursed to Safeguard under this Agreement, but shall have no obligation to reimburse Safeguard for any portion of any employment taxes incurred or remitted prior to the Pre-Term Period in respect of compensation paid by Safeguard to Executive, including without limitation, any such non-Medicare FICA taxes.

f.           State Income Tax Differential. Clarient shall reimburse Safeguard, or Executive directly, as determined by the Parties, for amounts paid by Safeguard to Executive to offset any increase in state income taxes paid by Executive due to of Executive’s provision of services in California under this Agreement and during the Pre-Term Period, as determined on a net basis after taking into consideration any offsets provided against taxes owed in Pennsylvania as a result of Executive’s payment of California state income tax.

4.     Invoices. Safeguard and/or Executive, as applicable, shall submit invoices to Clarient no less frequently than monthly describing in reasonable detail the expenses to be reimbursed pursuant to Section 3 above and indicating any reductions to such amounts due to time expended by Executive in the performance of Outside Duties. Clarient shall reimburse Safeguard or Executive, as applicable, for amounts so invoiced within thirty (30) days after receipt by Clarient of each such invoice, provided, that payment in respect of any invoice may be delayed to the extent that, acting in good faith, Clarient disputes with Safeguard or Executive any of the charges stated therein.

5.     Termination.

a.         General. This Agreement and the service relationship established hereby may be terminated only by mutual, written agreement of all Parties hereto. Notwithstanding the foregoing, this Agreement may be terminated by Clarient at any time for Cause (as defined below). Upon termination of this Agreement and the service relationship between Clarient and Executive, Clarient shall remain obligated to pay reimbursements in accordance with Section 4 above for the expenses described in Section 3 above to the extent incurred prior to the date of termination (it being understood that certain expenses, including annual bonuses reimbursable in accordance with Section 3(b) above and/or state income tax differentials reimbursable in accordance with Section 3(f) above, in any case, may not be incurred until the year following that in which this Agreement terminates and, accordingly invoicing and reimbursement for such expenses may occur in the next subsequent calendar year following termination of this Agreement). Following a termination of this Agreement and the service relationship created hereby, except as expressly provided herein, the Parties hereto shall have no further obligations to one another in respect of this Agreement or Executive’s services as described in Section 2 above.

b.        “Cause” shall mean, for purposes of this Agreement, (i) Executive’s failure to adhere to any written policy of Clarient if Executive has been given a reasonable opportunity to comply with such policy and cure Executive’s failure to comply (which reasonable opportunity to cure must be granted for a period of at least ten days and up to thirty days, if reasonable); (ii) Executive’s appropriation (or attempted appropriation) of a business opportunity of Clarient, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Clarient; (iii) Executive’s misappropriation (or attempted misappropriation) of any of Clarient’s funds or property (including without limitation trade secrets and other intellectual property); or (iv) Executive’s conviction of, or Executive’s entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof.

6.     Internal Revenue Code Section 409A.

a.         Non-Taxable Reimbursements. The reimbursements provided under Sections 3(a) through 3(e) of this Agreement are intended to constitute non-taxable reimbursements and not compensation subject to taxation under Internal Revenue Code Section 409A (together with Department of Treasury Regulations promulgated thereunder, “Section 409A”). However, to the extent that any such reimbursements are nevertheless deemed to constitute taxable compensation, notwithstanding anything herein to the contrary, (i) such reimbursements shall be paid no later than the end of the recipient’s taxable year next following the recipient’s taxable year in which such expenses are incurred, (ii) amounts reimbursable under this Agreement during any taxable year of a recipient shall in no way affect amounts reimbursable in any other taxable year of the recipient, and (iii) a recipient’s right to any reimbursements hereunder shall not be subject to liquidation or exchange for any other benefit. For the avoidance of doubt, if any of the reimbursements described in Sections 3(a) through 3(e) of this Agreement are deemed to constitute compensation, then compliance with this Section 6(a) is intended to cause any such reimbursements to comply with the requirements of Section 409A in accordance with Treas. Reg. 1.409A-3(i)(1)(v).

b.        Tax Differential Reimbursements. To the extent that any tax differential reimbursements provided under Section 3(f) of this Agreement constitute compensation, such reimbursements shall be paid in accordance with this Agreement, but in no event later than the end of the recipient’s taxable year next following the recipient’s taxable year in which such taxes are remitted to the taxing authority. For the avoidance of doubt, if any of the reimbursements provided under Section 3(f) of this Agreement are deemed to constitute compensation, then compliance with this the Section 6(b) is intended to cause any such reimbursements to comply with the requirements of Section 409A in accordance with Treas. Reg. 1.409A-3(i)(1)(v).

7.               Miscellaneous.

a.         No Employment Relationship. Neither this Agreement nor the service relationship between Clarient and Executive shall create an employment relationship between Clarient and Executive. Clarient shall not pay on account of Executive any employment, unemployment or other taxes required under the law to be paid with respect to employees (other than reimbursements to Safeguard in accordance with Section 3(e) above) and shall not withhold any monies from the amounts payable pursuant to this Agreement for income or employment tax purposes. In addition,

Clarient shall not provide Executive with any health or welfare benefits (other than reimbursements to Safeguard in accordance with Section 3(c) above).

b.        Non-Solicit. For a period of one year following the termination of the Term, Clarient shall not, directly or indirectly (i) solicit or encourage Executive to terminate his employment with Safeguard; or (ii) encourage or assist in any way any other business, person or entity from taking any such action.

c.         No Assignment. This Agreement and the rights and duties hereunder are personal to Executive and shall not be assigned, delegated, transferred or pledged by Executive without the prior written consent of Clarient. Executive may not subcontract any or all of the services to be provided under this Agreement.

d.        Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without reference to the conflicts of laws principles thereof.

e.         Amendment. This Agreement shall not be amended other than by a written instrument executed by all Parties hereto.

f.           Construction. The Parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to all Parties hereto and not in favor or against either party by the rule of construction abovementioned.

g.        Entire Agreement. This Agreement constitutes the entire understanding among the parties hereto concerning the subject matter addressed herein and supersedes any prior understandings and agreements, whether written or oral.

h.        No Waiver. No failure on the part of any Party hereto to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof.

i.            Captions. The captions contained in this Agreement are included for convenience only and shall have no bearing on the interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have signed this Agreement or caused this Agreement to be signed by their duly authorized representatives, as applicable.

CLARIENT, INC.

By:	/s/ Ron Andrews
Name: Ron Andrews
Title: President

SAFEGUARD SCIENTIFICS, INC.

By:	/s/ Brian Sisko
Name: Brian Sisko
Title: Senior Vice President and General Counsel

MICHAEL PELLINI

By:	/s/ Michael Pellini
Name: Michael Pellini
Title: Chief Operating Officer